Exhibit 5.1

LOCKE LIDDELL & SAPP LLP
Attorneys & Counselors
3400 JPMorgan Chase Tower		(713) 226-1200
600 Travis Street		Fax: (713) 223-3717
Houston, Texas 77002-3095	Austin • Dallas • Houston • New Orleans	www.lockeliddell.com

February 8, 2006

OMNI Energy Services Corp.

4500 N.E. Evangeline Thruway

Carencro, Louisiana 70520

Ladies and Gentlemen:

We have acted as counsel for OMNI Energy Services Corp., a Louisiana corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-1 (the “Registration Statement”). The Registration Statement relates to the registration for resale of up to 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by Fusion Capital Fund II, LLC (“Fusion Capital”), consisting of: (i) up to 2,750,000 shares of Common Stock (the “Purchase Shares”) issuable to Fusion Capital pursuant to the Common Stock Purchase Agreement dated November 11, 2005, between the Company and Fusion Capital (the “Purchase Agreement”), and (ii) up to 250,000 shares of Common Stock issuable to Fusion Capital by the Company as Commitment Shares, as defined in and pursuant to the Purchase Agreement, of which 177,000 shares are issued and outstanding (the “Outstanding Commitment Shares”).

In connection with the foregoing, we have examined or are familiar with the corporate records of the Company, including its Composite Articles of Incorporation, as amended, the Bylaws and minutes of meetings of its directors and stockholders. We have also examined the Registration Statement of the Company, including the related prospectus and other attachments, to be filed with the Securities and Exchange Commission to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”).

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the (i) Purchase Shares and Commitment Shares have been duly authorized for issuance and, except with respect to the Outstanding Commitment Shares, when issued, paid for and delivered by the Company to Fusion Capital in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassesable; and (ii) Outstanding Commitment Shares are validly issued, fully paid and nonassesable.

The foregoing opinions are limited to the laws of the United States of America and the State of Texas. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statements made regarding our Firm and to the use of our name under the heading “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

/s/ LOCKE LIDDELL & SAPP LLP